Calculation of Filing Fee Tables
S-8
Via Transportation, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, par value $0.00001	Other	3,863,489	$ 19.84	$ 76,651,621.76	0.0001381	$ 10,585.59
Total Offering Amounts:						$ 76,651,621.76		$ 10,585.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,585.59
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall be deemed to cover any additional securities that may be offered and issued to prevent dilution resulting from stock splits, stock distributions, recapitalizations or other similar transactions. The "Proposed Maximum Offering Price" is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and is calculated based upon $19.84, the average of the high and low sales price of the registrant's Class A common stock on the New York Stock Exchange on July 31, 2026, which is a date within five business days prior to the date of filing this registration statement. The "Amount Registered" represents 3,863,489 additional shares reserved for issuance under the Via Transportation, Inc. 2025 Omnibus Incentive Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources